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                                                                    EXHIBIT 11.1


                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                              PAB BANKSHARES, INC.
                              --------------------

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                                                                    YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                   1999        1998       1997
                                                                -----------  ---------  ---------

Basic Earnings Per Share:
-------------------------

 Average shares outstanding                                       9,612,634  9,602,946  9,544,959
                                                                 ==========  =========  =========

Diluted Earnings Per Share:
---------------------------

 Average shares outstanding                                       9,612,634  9,602,946  9,544,959
                                                                 ----------  ---------  ---------
 Average options outstanding for  options assumed exercised:
  With exercise price of $6.25                                      128,000    144,000    144,000
  With exercise price of $6.67                                        3,677        -0-        -0-
  With exercise price of $9.43                                          -0-     17,353     17,324
  With exercise price of $10.0625                                   131,000    131,250    131,500
  With exercise price of $12.0625                                    44,680     47,500        -0-
  With exercise price of $18.44                                         -0-      2,000        -0-
  With exercise price of $21.625                                        -0-      4,000        -0-
                                                                 ----------  ---------  ---------
                                                                    307,357    346,103    292,824
                                                                 ----------  ---------  ---------
Proceeds from assumed exercise of options outstanding            $2,681,667  3,080,691  2,386,584
Average market price per share during the period                      15.70      22.78      11.36
                                                                 ----------  ---------  ---------

Assumed shares repurchased                                          170,829    135,224    210,114
                                                                 ----------  ---------  ---------

Common stock equivalents of options outstanding                     136,528    210,879     82,710
                                                                 ----------  ---------  ---------

Average shares outstanding                                       $9,749,162  9,813,825  9,627,669
                                                                 ==========  =========  =========

Earnings Per Share:
-------------------
 Net Income                                                      $8,692,876  7,986,802  7,507,933
                                                                 ==========  =========  =========

 Basic Earnings Per Share                                        $      .90        .83        .79
                                                                 ==========  =========  =========

 Diluted Earnings Per Share                                      $      .89        .81        .78
                                                                 ==========  =========  =========

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